Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Transcend Services, Inc. (the “Company’) of our reports dated May 19, 2008 relating to the financial statements and the effectiveness of the Company’s internal control over financial reporting and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 24, 2009